Exhibit 10.13

ALMOST FAMILY, INC

AMENDED AND RESTATED

NON-EMPLOYEE DIRECTORS DEFERRED
COMPENSATION PLAN

ARTICLE 1

Purposes

1.1           Purposes.  This Non-Employee Directors Deferred Compensation Plan (“Plan”) of Almost Family, Inc. (the “Company”), was adopted to encourage the Company’s non-employee directors to invest in the future of the Company through ownership of an interest in the Company, to provide an incentive to such directors to continue to serve the Company and to provide flexibility to the Company in attracting and retaining directors.

On February 22, 2010 (the “Termination Date”), pursuant to Section 9.2 of the Plan, the Board irrevocably resolved to terminate the Plan pursuant to the rules set forth in Treasury Regulation 1.409A-3(j)(4)(ix)(C).  Concurrently with the termination of the Plan, the Plan is being amended and restated to reflect all previous amendments, and to document the termination.  The deferral elections of Participants in the Plan will continue to be given effect through the 2010 calendar year, and the date for distribution of all Participants’ accounts in liquidation of the Plan will be February 23, 2011, 12 months and one day after the Board irrevocably terminates the Plan.

ARTICLE 2

Eligibility and Participation

2.1           Eligibility. Any director of the Company who is not an employee of the Company or a subsidiary of the Company (“Director”) is eligible to participant in the Plan.

2.2           Participation. A Director shall become a participant in the Plan (“Participant”) by filing an election form prescribed by the Committee (as hereinafter defined) (“Election Form”) in accordance with the provisions of Section 5.1a. A Participant shall remain a Participant until such time as the Participant has received all payments to which the Participant in entitled under the terms of the Plan.  No deferral election may be made after the Termination Date, and no fees earned after 2010 may be deferred under the Plan.

ARTICLE 3

Shares Subject to Plan

3.1           Number of Shares.  Subject to adjustment as provided in Section 3.2, the number of shares of the Company’s common stock, par value $0.10 per share (“Common Stock”), reserved for issuance under the Plan is 200,000 shares. Any Common Stock issued under the

Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

3.2           Adjustments. In the event of a merger, reorganization, consolidation, recapitalization, reclassification, split-up, spin-off, separation, liquidation, stock dividend, stock split, reverse stock split, share combination, share exchange or other change in the corporate structure of the Company affecting the Common Stock, the Committee shall substitute or adjust the total number and class of stock or securities which may be issued under the Plan and which are credited to a Participant’s Deferred Stock Account as it determines to be appropriate and equitable to prevent dilution or enlargement of the rights of Participants.

ARTICLE 4

Administration

4.1           The Committee. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (“Board”), or by any other committee (“Committee”) appointed by the Board consisting of two or more non-employee directors of the Company.

4.2           Authority of the Committee. The Committee shall have sole discretion to make all determinations which may be necessary or advisable for the administration of the Plan. To the extent permitted by law and Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), the Committee may delegate its authority as identified hereunder. All determinations and decisions made by the Committee pursuant to the provisions of the Plan, and all related orders or resolutions of the Board, shall be final, conclusive and binding upon all persons, including the Company, Participants and their estates and beneficiaries.

4.3           Section 16 Compliance. It is the intention of the Company that the Plan and the administration of the Plan comply in all respects with Section 16(b) of the Exchange Act and the rules and regulations promulgated thereunder. If any Plan provision, or any aspect of the administration of the Plan, is found not to be in compliance with Section 16(b) of the Exchange Act, the provision or administration shall be deemed null and void, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3 promulgated under the Exchange Act.

ARTICLE 5

Deferral Election

5.1           Making of Election.

a.             Each Director may elect in writing, in the manner and on the Election Form, to defer payment of all, but not less than all, of the fees which would otherwise be paid to such Director by the Company for services on the Board and committees thereof. An election shall be effective with respect to amounts which would otherwise be paid to the Participant beginning on or after the first day of the calendar year following the making of the election. Once an election has been made, it shall remain in effect with respect to all future amounts which would otherwise be paid to the Participant as a Director until the beginning of the calendar year following the filing of a new election.

b.             At the time of making any deferral election or change in an existing election, the Participant shall further elect, in accordance with procedures adopted by the Committee, (i) to have either 100% or 50% of the amount of such deferred fees be deemed invested in Common Stock (“Share Election”), or (ii) to have either 100%, if no Share Election is chosen, or 50%, if a 50% Share Election is chosen, of such deferred fees deemed invested with interest (“Cash Election”); provided, however, that in no event shall a Share Election be effective until six months after the effective date of the Share Election, with the result that such six-month period, the Participant shall be deemed to have made a Cash Election.

5.2           Participant Account. An account shall be established for each Participant (“Participant Account”). Deferred compensation will be credited to the Participant’s Participant Account as of the date such compensation would otherwise be payable to the Participant. A Participant Account shall include a Deferred Cash Account, if a Cash Election has been made, and a Deferred Stock Account, if a Share Election has been made.

5.3.          Deferred Cash Account. Each Deferred Cash Account shall be credited with the amounts deferred on behalf of a Participant plus annual interest thereon as provided in Section 7.1.

5.4.          Deferred Stock Account. Each Deferred Stock Account shall be credited with 110% of the amounts deferred to the Deferred Stock Account on behalf of a Participant. Deferred Stock Accounts shall also be credited as of the payment date for dividends on Common Stock in an amount equal to the dividends attributable to the number of shares of Common Stock credited to the Participant’s Deferred Stock Account as of the record date set by the Board for the payment of dividends (the amounts referred to in the first two sentences of this Section 5.4 are hereinafter referred to as the “Cash Credits”). As of the last day of March, June, September and December of each year, there shall be credited to a Participant’s Deferred Stock Account a number of shares of Common Stock equal to that whole number obtained by dividing (i) the amount of Cash Credits in the Deferred Stock Account as of such date, by (ii) the fair market value of the Common Stock (determined as provided in Section 6.1) on such date. Any amount of the Deferred Stock Account in excess of the number of shares of Common Stock credited to the Deferred Stock Account shall be treated as a Cash Credit and held in the Deferred Stock Account until the end of the following quarterly crediting date.

ARTICLE 6

Fair Market Value

6.1           Fair Market Value.  For purposes of this Plan, the fair market value of the Common Stock on any date shall be (i) if the Common Stock is listed on a national or regional exchange, or on The NASDAQ Stock Exchange or a comparable market, the closing price of the Common Stock on such date, or (ii) if (i) above does not apply, the value determined in good faith by the Committee by reasonable application of a reasonable valuation method, considering any and all information the Committee determines relevant, consistent with Internal Revenue Code (“Code”) Section 409A and Treasury Regulations thereunder.

ARTICLE 7

Interest

7.1           Interest on Deferred Cash Amount. Interest will be credited to each Deferred Cash Account at the announced prime rate of JPMorgan Chase Bank, N.A., as the same shall exist from time to time, changing with each change in such announced prime rate. This assumed interest shall be compounded annually and treated as earned from the date deferred compensation is credited to the Deferred Cash Account to the date of withdrawal.

ARTICLE 8

Payment of Deferred Amounts

8.1           Limitation on Payment of Deferred Amounts. No payments may be made from any Participant Account except as provided in this Article 8.

8.2           Time for Payment of Deferred Amounts.

a.  Payment of the amount in a Participant Account shall be made upon the earlier to occur of (i) 60 days following the date the Participant has a Separation from Service, (ii) the date selected by the Participant at the time of making a Cash Election or Share Election (which date may be different for the Cash Election and the Share Election), (iii) 60 days following a Change in Control (as defined in Section 8.2b), or (iv) February 23, 2011.  Payment shall be made in the form of a lump sum, with payment from a Deferred Cash Account made in cash, and payment from a Deferred Stock Account made in Common Stock (except for any Cash Credits remaining in the Participant’s Deferred Stock Account, which shall be paid in cash).  The Participant shall not make any contributions after a distribution under (ii), (iii), or (iv).

b.  For purposes of the Plan, a Change in Control shall occur upon (i) the acquisition by any person after the date hereof of beneficial ownership of 50% or more of the voting power of the Company’s outside outstanding voting stock, (ii) five or more of the current members of the Board ceasing to be members of the Board unless any replacement director was elected by a vote of either at least 75% of the remaining directors, or of at least 75% of the shares entitled to vote on such replacement, or (iii) approval by the stock holders of the Company of (a) a merger or consolidation of the Company with another corporation if the stockholders of the Company immediately before such vote will not, as a result of such merger or consolidation, own more than 50% of the voting stock of the corporation resulting from such merger or consolidation, or (b) a complete liquidation of the Company or sale of all, or substantially all, of the assets of the Company.  Notwithstanding the foregoing, a Change in Control shall not occur solely because 50% or more of the voting stock of the Company is acquired by (i) a trust which is part of an employee benefit plan maintained by the Company or its subsidiaries, or (ii) a corporation which, immediately following such acquisition , is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

Notwithstanding the foregoing, no payment shall be made on account of a Change in

Control unless the Change in Control is a “Change in Ownership,” “Change in Effective Control” or “Change in Asset Control” as each is defined in the final Treasury Regulations under Section 409A of the Code.

c.  For purposes of the Plan, “Separation from Service” shall mean the date the Participant’s term as a Director expires, the Director resigns, or the Director is removed, provided that the Company and Director in good faith believe at that time that the Director’s status will not be renewed and that no other service relationship (as an employee or independent contractor) will continue or be begun. If the parties anticipate that some service relationship will continue after a Director’s term expires and is not renewed, in all events the “Separation from Service” is deemed to occur 12 months after the date on which a Director Participant ceases to serve as a member of the Board of Directors of the Company or a subsidiary, as long as the Director does not actually perform services for the Company or a subsidiary (as a director, employee or independent contractor) during such 12 month period, as provided under Treasury Regulation §1.409A-1(h)(2)(ii).

ARTICLE 9

Miscellaneous

9.1           Assignability. No right to receive payments hereunder shall be transferable or assignable by a Participant except by will or by the laws of descent and distribution.

9.2           Amendment or Termination. The Plan may be amended, modified or terminated by the Board at the any time or from time to time. Notwithstanding the foregoing, without the approval of stockholders of the Company (as may be required by Section 16 of Exchange Act and the rules promulgated thereunder, any national securities exchange or system on which the Common Stock is then listed or reported or a regulatory body having jurisdiction with respect hereto), no such amendment, modification or termination may (i) materially increase the benefits accruing to Participants under Plan, (ii) materially increase the total number of shares of Common Stock which may be issued under the Plan, except as provided in Section 3.2 or (iii) materially modify the eligibility requirements for participant in the Plan. No amendment, modification or termination shall, without the consent of a Participant, adversely affect such Participant’s existing rights under the Plan.  Further, except to the extent permitted under Section 409A following a Change in Control, no amendment shall accelerate the timing of payment from the Deferred Cash Accounts and Deferred Stock Accounts.

9.3           Future Director Terms. Nothing in the Plan, nor any action taken under the Plan, shall be construed as giving any Participant a right to continue as a Director or require the Company to nominate or cause the nomination of a Participant for a future term as a Director.

9.4           Participant’s Rights Unsecured. The right of any Participant to receive payment of deferred amounts under the provisions of the Plan shall be an unsecured claim against the general assets of the Company. The maintenance of individual Participant Accounts is for bookkeeping purposes only. The Company is not obligated to acquire or set aside any particular assets for the discharge of its obligations, nor shall any Participant have any property rights in any particular assets held by the Company, whether or not held for the purpose of funding the

Company’s obligations hereunder.

9.5           Governing Law. To the extent not preempted by Federal Law, this Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its conflict of laws rules.

9.6           409A Compliance.               It is intended that amounts deferred under the Plan shall be compliant with Section 409A of the Code.  In that respect the Company, by action of its Board, reserves the right to amend the Plan to the extent deemed necessary or appropriate to comply with the requirements of Section 409A.  The Plan shall be interpreted, construed, and administered in accordance with this intent, provided that the Company does not promise or warrant any tax treatment of compensation hereunder.  The Plan shall not be amended or terminated in a manner that would accelerate or delay payment of deferred compensation except as permitted under Treasury Regulations under Code Section 409A.

As amended and restated on

February 22, 2010